Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”), dated as of April 7, 2009, is entered into by and between Pulte Homes, Inc, a Michigan corporation (the “Company”), and Timothy R. Eller (the “Consultant”) effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of April 7, 2009, by and among the Company, Pi Nevada Building Company, a Nevada corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”) and Centex Corporation, a Nevada corporation (“Centex”) (the “Merger Agreement”)). If the Effective Time (as defined in the Merger Agreement) does not occur, this Agreement will be void ab initio and of no force and effect.
WITNESSETH:
     WHEREAS, the Consultant has invaluable knowledge and expertise regarding Centex and Centex’s operations;
     WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into Centex, and Centex will continue as a wholly owned subsidiary of the Company (the “Merger”);
     WHEREAS, the Consultant is a participant in that certain Centex Corporation Plan Regarding Severance After a Change in Control (the “Severance Plan”), which the Company will assume as a result of the Merger;
     WHEREAS, due to the Consultant’s knowledge and expertise, the Company wishes to have the cooperation of, and access to, the Consultant; and
     WHEREAS, the Company and the Consultant have mutually agreed that the Consultant shall serve as a consultant to the Company on the terms and subject to the conditions hereinafter specified.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:
     1. Termination of Employment. Effective as of the Effective Time (as defined in the Merger Agreement), the Consultant will resign from his employment with Centex, from his position as a member of the board of directors of Centex and, except as otherwise provided in this Agreement, from all other positions the Consultant holds as an officer or member of the board of directors of any of Centex’s subsidiaries or affiliates. For purposes of the Severance Plan, such termination shall constitute a termination of the Consultant’s employment by the Consultant for “Good Reason” within the meaning of the Severance Plan, and the Consultant will be entitled at the Effective Time (as defined in the Merger Agreement) to all payments and benefits under Sections 4 and 5 of the Severance Plan plus an additional cash lump sum payment of $293,000 (to be paid at the same time as the time at which the payments under Section 4 of the Severance Plan are made), and, as of the Effective Time, all equity compensation awards held by the Consultant and outstanding immediately prior to the Effective Time shall immediately vest in full and any stock options held by the Consultant and outstanding immediately prior to the Effective Time shall continue to be exercisable for the remainder of the originally scheduled full term. Nothing herein shall waive any rights that the Consultant may have (or any obligations that the Company, Centex or any of their respective affiliates may have) under the Severance Plan or any other compensation or benefit plan, program or arrangement in which the Consultant is eligible to participate, including the Consultant’s right to payment under Section 8 of the Centex Corporation 2003 Annual Incentive Compensation Plan or any successor thereto, which payment shall be equal to the Full Bonus (as defined in Section 5.6(b)(v) of the Merger Agreement).
     2. Consulting Period. For the period beginning on the date on which the Effective Time occurs (as defined in the Merger Agreement) (the “Effective Date”) and ending upon the date that is twenty-four months after the Effective Date (the “Consulting Period”), the Consultant shall render services to the Company on the terms and conditions set forth in this Agreement.
     3. Services. During the Consulting Period, (a) the Consultant shall serve as a member of the board of directors of the Company (the “Board”) and (b) the Consultant shall serve as Vice Chairman of the Board reporting to the Company’s Chief Executive Officer, with the following duties: (i) assisting the Company in communicating the merits of the Merger to investors, employees, customers and other constituents of the Company, (ii) serving on the Company’s Integration Governance Committee and (iii) consulting with the Chief Executive Officer and General Counsel of the Company with respect to integration following the Merger, including with respect to integration of field roles, operating systems and processes (e.g., scheduling, purchasing, construction, sales, service and customer relations), personnel, use of brands, Centex’s public company functions (e.g., legal, tax, treasury and accounting), human resources, compensation and employee benefits (each of the foregoing, together, the “Services”). Such services shall be performed at such place or places as shall be mutually agreed by the Consultant and the Company. In no event shall the Consultant be required to provide services for a number of hours greater than 33% of the average number of hours the Consultant worked for Centex during the 36-month period preceding the Effective Date. The Consultant shall resign from the Board upon a termination of the Consulting Period for any reason, unless otherwise requested by the Board and agreed to by the Consultant.
     4. Consideration. In consideration of the Consultant’s agreement to provide the services described in Section 3:
          (a) During the Consulting Period, the Company shall pay to the Consultant fees for service on the Board (the “Board Fees”) in amount and kind equal to the fees paid to other non-Chairman members of the Board during the Consulting Period.
          (b) The Company shall pay to the Consultant an annual consulting fee of $750,000, payable monthly, commencing on the Effective Date and thereafter on the first day of each month during the Consulting Period (the “Consulting Fees”).
          (c) On each of the first and second anniversary of the Effective Date, the Company shall pay to the Consultant a cash performance bonus of $300,000 (the “Cash Bonuses”), subject to the Consultant’s continued availability to provide the Services through the applicable anniversary of the Effective Date.

          (d) On the Effective Date, the Company shall grant to the Consultant 650,000 options to purchase shares of common stock (the “Common Stock”), $0.01 par value, of the Company (the “Stock Options”), under the Pulte Homes, Inc. 2004 Stock Incentive Plan (the “Plan”) with an exercise price per share equal to the fair market value (as defined in the Plan) of the Common Stock as of the Effective Date and a ten year term. Fifty percent of the Stock Options shall become fully vested and exercisable on the first anniversary of the Effective Date and the remaining fifty percent of the Stock Options shall become fully vested and exercisable on the second anniversary of the Effective Date, in each case, subject to the Consultant’s continued availability to provide the Services through the applicable anniversary of the Effective Date. Except as otherwise provided in this Agreement, the Stock Options shall be subject to the terms and conditions of the Plan.
          (e) During the Consulting Period, the Company shall provide the Consultant with an office and administrative assistance in the Company’s Dallas home office extension.
     5. Payments Upon Termination of Consulting Period. Upon a termination of the Consulting Period for any reason, including by reason of expiration of the term (except by the Company for “Cause” (as defined in the Severance Plan as of the date hereof) or by the Consultant without Good Reason (as defined below)):
          (a) The Company shall pay to the Consultant, in a lump sum within 10 days following such termination, any Consulting Fees and Cash Bonuses which would otherwise have been paid to him through the end of the scheduled Consulting Period.
          (b) The Company shall grant to the Consultant, within 10 days following such termination, any equity awards that would have been granted to him with respect to Board Fees through the end of the scheduled Consulting Period.
          (c) Notwithstanding any provision of any plan, practice, policy or agreement, all equity awards granted to the Consultant shall immediately vest, become exercisable and be free of restrictions, as the case may be and all stock options granted to the Consultant, including without limitation the Stock Options, shall remain exercisable for the remainder of the originally scheduled full term.
“Good Reason” shall mean a material breach of this Agreement by the Company (x) within 60 days of which the Consultant has provided the Company with written notice of such breach and (y) within 90 days of which the Company has failed to cure such breach.
     6. Restrictive Covenants. The sole restrictive covenant to which the Consultant shall be subject shall be a standard non-competition and non-solicitation covenant provided by senior executive officers of the Company, which shall apply to the Consultant no longer than the duration of the period that the Consultant renders services under this Agreement.
     7. Expenses. The Company shall reimburse the Consultant for any reasonable business expenses incurred by the Consultant in connection with the performance of services described in Section 3. The last two sentences of Section 5 of the Severance Plan as in effect as of the date hereof shall apply mutatis mutandis with respect to the reimbursement of such reasonable business expenses.
     8. Full Settlement; Legal Fees. The provisions of Section 5 of the Severance Plan as in effect as of the date hereof shall apply to this Agreement mutatis mutandis.
     9. Sole Consideration. Except as specifically provided herein, the Consultant shall be entitled to no compensation or benefits from the Company with respect to services described in Section 3 and will, with respect to such services, not be credited with service or age credit for purposes of eligibility, vesting or benefit accrual under any Company employee benefit plan.
     10. Status as an Independent Contractor. The Company and the Consultant acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which the Consultant provides services hereunder, and that in performing services pursuant to this Agreement the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company or any entity for which the Company provides services. The Consultant acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fees and any other amounts payable hereunder.
     11. Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
if to the Consultant:
At the address most recently on the books and records of the Company; and
if to the Company:
Pulte Homes, Inc.
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan 48304,
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     12. Entire Agreement. This Agreement contains the entire agreement of the Consultant and the Company with respect to the services described in Section 3. Notwithstanding the foregoing, the parties understand and agree that any agreements between the Consultant and Centex, including without limitation that certain agreement between the Consultant and Centex with respect to certain payments in the event of the imposition of excise taxes pursuant to Section 4999 of the Code, shall remain in full force and effect. This Agreement shall, as of the Effective Time, constitute an amendment to any agreement relating to equity compensation awards held by the Consultant and outstanding immediately prior to the Effective Time.

     13. Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.
     14. Miscellaneous. This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. The Company shall require any person who is the successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or a substantial portion of the business or assets of the Company to expressly assume the obligations of the Company hereunder. This Agreement is personal in nature and the Consultant shall not, without the written consent of the Company, assign, transfer or delegate this Agreement or any rights or obligations hereunder. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to such state’s laws and principles regarding the conflict of laws. Any dispute or claim arising out of or relating to the Agreement or claim of breach hereof shall be brought exclusively in the federal court in the State of Texas. By execution of the Agreement, the Consultant and the Company hereby consent to the exclusive jurisdiction of such courts, and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Consultant and the Company. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

PULTE HOMES, INC.
By:	/s/ Richard J. Dugas, Jr.
	Name:	Richard J. Dugas, Jr.
	Title:	President and Chief Executive Officer

CONSULTANT
By:	/s/ Timothy R. Eller
Timothy R. Eller